EXHIBIT 10.26

January 26, 2021

Michael Scarpa
c/o The Children’s Place, Inc.
500 Plaza Drive
Secaucus, New Jersey 07094
Dear Mike:
The purpose of this letter agreement is to set forth our mutual agreements concerning your retirement from the Company. For good and valuable consideration, and intending to be legally bound, you and The Children’s Place, Inc. and its subsidiaries (collectively, the “Company”) hereby agree as follows:
1.You and the Company acknowledge and agree that your last day of employment with the Company will be March 31, 2021 (the “Retirement Date”).

2.Through the Retirement Date, you will continue employment as an at-will employee of the Company, and shall continue to perform your duties and carry out your responsibilities as the Chief Financial Officer of the Company, through the Retirement Date. Without limiting the generality of the foregoing, such duties and responsibilities shall include (i) working with other members of the senior management of the Company, including the Chief Executive Officer and the Senior Vice President, Finance & Inventory Management, in a manner and to an extent consistent with that of prior such calls, to prepare for and participate in the 2020 fiscal year-end earnings conference call (currently scheduled for March 16, 2021), and to prepare for and participate in all subsequent calls with investors and analysts, (ii) ensuring that all appropriate year-end SEC filings are completed and (iii) completing the transition of responsibilities to the new Chief Financial Officer.

3.In consideration for your agreements set forth herein, including in Section 2 above and Section 3(b) below, and subject to your compliance with the terms hereof, including Section 2 above and Section 3(b) below, the Company agrees to pay and provide you with the following:

(a)(i)    Through the Retirement Date, your current annual salary paid in accordance with the Company’s normal payroll practices,
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(a)On April 15, 2021, (x) 90% of the target number of shares of Common Stock under your Performance-Based Restricted Stock Unit Award Agreement, dated May 8, 2019, (y) all of the unvested and undelivered shares of Common Stock under your Time-Based Restricted Stock Unit Award Agreements dated May 4, 2018, May 8, 2019 and May 29, 2020, and (z) 50% of the target number of shares of Common Stock under your Performance-Based Restricted Stock Unit Award Agreement dated June 5, 2020. Nothing herein modifies the terms and conditions of the Company’s 2011 Equity Incentive Plan or the foregoing Award Agreements. You agree that you will not sell any shares of Common Stock held by you until a date which is 30 days following the Retirement Date.

(b)On April 9, 2021, an annual cash bonus in the amount of $775,000 (less required withholdings) under the Company’s 2020 Management Incentive Plan, and

(c)Through the Retirement Date, all employee benefits which you currently have.
(b)    As material conditions to your receipt of the payments and benefits described in Section 3(a) above, you shall: (i) execute and deliver to the Company the Reaffirmation of Agreement and General Release (the “Reaffirmation”) attached hereto as Exhibit A on, or within five (5) business days following, (but not before) the Retirement Date; (ii) not revoke the Reaffirmation within the revocation period set forth therein; and (iii) and comply with all other obligations under this letter agreement, including remaining in the employ of the Company, acting as the Chief Financial Officer, through the Retirement Date.
You agree that you are not entitled to and will not seek any further consideration, salary, bonus, payment, equity or benefit, from the Company other than as set forth above in this Section 3.
4.On the Retirement Date, you agree to return to the Company all Company information and property in your possession. You acknowledge and agree that you continue to be bound by (including after the Retirement Date) the terms of the Confidentiality, Work Product and Non-Solicitation Agreement to which are you are a party.

5.You agree that, as of the Retirement Date, you hereby resign from all positions held by you on behalf of the Company, including as an officer, director, agent, representative, fiduciary or signatory. You will cooperate with the Company, and execute and deliver to the Company such instruments and documents, as may be reasonably requested by the Company, including to evidence that contained in the first sentence of this Section 5, to affect the orderly transfer of your duties and responsibilities to the new Chief Financial Officer, and in connection with any litigation, or regulatory proceeding, inquiry or matter, in which the Company is involved.
6.You represent and warrant that you: (i) have not made any misrepresentations or engaged in any misconduct or malfeasance during the your employment that would constitute a material violation under the Company’s Code of Business Conduct; and (ii) are not aware
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of any misconduct or malfeasance by any employee, independent contractor or director of the Company that you should report in accordance with the Company’s Code of Business Conduct or any irregularity in the Company’s books or records or any other matter relating to the Company’s accounting that should properly be reported by you pursuant to the procedures established by the Company for making such reports, except any that has already been reported by you in writing to the appropriate personnel of the Company.
7.(a)    You acknowledge that the Company has advised you in writing to consult with an attorney at your own expense prior to executing this letter agreement. You further acknowledge that, to the extent desired, you have consulted with your own attorney in reviewing this letter agreement, you have carefully read and fully understands all the provisions of this letter agreement, and that you are voluntarily entering into this letter agreement.
(b)You further acknowledge and agree that you have had a period of at least twenty-one (21) days in which to consider the terms of this letter agreement and changes to this letter agreement, whether material or immaterial, do not restart the running of the 21-day period.
(c)Unless revoked as provided below, this letter agreement shall be effective and enforceable on the eighth (8th) day after execution and delivery of this letter agreement to the Company by you (the “Effective Date”). The parties to this letter agreement understand and agree that you may revoke this letter agreement after having executed and delivered it to the Company by so advising the Company in writing no later than 11:59 p.m. on the seventh (7th) day after you execute and deliver this letter agreement to the Company. If you revoke this letter agreement, it shall not be effective or enforceable, and you shall not be entitled to the payments or benefits set forth in this letter agreement.
(d)In exchange for the consideration set forth above, you, on behalf of yourself and your agents, assignees, attorneys, heirs, executors and administrators, voluntarily and knowingly release the Company, as well as the Company’s successors, predecessors, assigns, parents, subsidiaries, divisions, affiliates, officers, directors, shareholders, employees, agents and representatives, in both their individual and representative capacities (collectively, the “Released Parties”), from any and all claims, causes of action, suits, grievances, debts, sums of money, agreements, promises, damages, back and front pay, costs, expenses, and attorneys’ fees by reason of any matter, cause, act or omission arising out of or in connection with your employment with the Company or separation therefrom, including but not limited to any claims based upon common law, or any federal, state or local employment statutes or civil rights laws (hereafter the “Claims”). Claims, as included in this release, without limiting its scope, are claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act (“ADEA”); the Older Workers Benefit Protection Act (the “OWBPA”); the Americans with Disabilities Act; the Lily Ledbetter Act; the Employee Retirement Income Security Act of 1974; the New Jersey Conscientious Employee Protection Act; the New Jersey Law Against Discrimination; the New Jersey
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Family Leave Act; the New Jersey Wage Payment Act; the Sarbanes-Oxley Act of 2002; the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and any other laws prohibiting discrimination, retaliation, wrongful termination, failure to pay wages, breach of contract, defamation, invasion of privacy, whistleblowing or infliction of emotional distress, or any other matter. This releases all Claims including those of which you are not aware and those not mentioned in this letter agreement up to the date of the execution and delivery of this letter agreement to Company. You expressly acknowledge and agree that, by entering into this letter agreement, you are releasing and waiving any and all Claims, including, without limitation, claims that you may have arising under ADEA, which have arisen on or before the date of your execution and delivery of this letter agreement to Company.
(e)This release does not waive rights or claims that may arise after this release is executed, including any right or claim to enforce the terms of this letter agreement, and does not waive any rights or Claims hereunder or which cannot be waived as a matter of law.
(f)Notwithstanding anything set forth in this letter agreement to the contrary, nothing in this letter agreement shall affect or be used to interfere with your protected right to test in any court, under the OWBPA, or like statute or regulation, the validity of the waiver of rights under ADEA set forth in this letter agreement.
8.This letter agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, applicable to contracts made or performed in such State and without regard to the conflicts of law principles. This letter agreement may be signed in counterparts, including by pdf or fax, each of which taken together shall constitute one in the same agreement.
Very truly yours,

The Children’s Place, Inc.

By:    /s/ Leah Swan
Leah Swan
Chief Operating Officer
Agreed to and accepted as of the
date first above written:

By:    /s/ Michael Scarpa
Michael Scarpa
EXHIBIT A
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This Reaffirmation must be executed and delivered to the Company (Attn: General Counsel) on, or within five (5) days following (but not before), the Retirement Date.

REAFFIRMATION OF AGREEMENTAND GENERAL RELEASE

1.    Capitalized terms used but not defined in this Reaffirmation of Agreement and General Release (“Reaffirmation”) shall have the meaning set forth in the letter agreement between Michael Scarpa (“you”) and the Company, dated January 25, 2021 (the “Agreement”), a copy of which is attached hereto.
2.    You hereby affirm the validity of the general release of the Released Parties set forth in Section 7 of the Agreement and all other provisions of the Agreement. You also affirm that you are not in default of any provision of the Agreement. You acknowledge that the Agreement is complete, true, accurate, valid and in full force and effect as of the date below.
3.    In consideration of the payments and benefits set forth in Section 2 of the Agreement, you hereby unconditionally and irrevocably release, waive, discharge and give up, to the full extent permitted by law, any and all Claims (as defined below) that you may have against any of the Released Parties, arising on or prior to the date of your execution and delivery of this Reaffirmation to the Company. “Claims” shall have the meaning set forth in Section 7 of the Agreement. This Section 3 releases all Claims including those of which you are not aware and those not mentioned in the Agreement or this Reaffirmation. You specifically release any and all Claims arising out of your employment with the Company and/or its predecessors or termination therefrom. You expressly acknowledge and agree that, by entering into this Reaffirmation, you are releasing and waiving any and all Claims which have arisen on or before the date of your execution and delivery of this Reaffirmation to the Company.
4.     The Company and you acknowledge and agree that neither the Agreement nor this Reaffirmation waive rights or claims that may arise after this Reaffirmation is executed, including any right or claim to enforce the terms of the Agreement, and does not waive any rights or Claims which cannot be waived as a matter of law. Notwithstanding anything set forth in this Agreement or the Reaffirmation to the contrary, nothing in this Agreement or Reaffirmation shall affect or be used to interfere with your protected right to test in any court, under the OWBPA, or like statute or regulation, the validity of the waiver of rights under ADEA set forth in this Agreement.
5.    (a)    You acknowledge that the Company has advised you in writing to consult with an attorney at your own expense prior to executing this Reaffirmation. You further acknowledge that, to the extent desired, you have consulted with your own attorney in reviewing this Reaffirmation, that you have carefully read and fully understand all the provisions of this Reaffirmation, and that you are voluntarily entering into this Reaffirmation.
(b)    You further acknowledge that you have had a period of at least twenty-one (21) days in which to consider the terms of this Reaffirmation and changes to the Reaffirmation, whether material or immaterial, do not restart the running of the 21-day period.
(c)    Unless revoked as provided below, this Reaffirmation shall be effective and enforceable on the eighth (8th) day after execution and delivery of this Reaffirmation to the Company by you. The
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parties to the Agreement understand and agree that you may revoke this Reaffirmation after having executed and delivered it the Company by so advising the Company in writing no later than 11:59 p.m. on the seventh (7th) day after your execution and delivery of this Reaffirmation to the Company. If you revoke this Reaffirmation, it shall not be effective or enforceable, and you shall not be entitled to the payments or benefits set forth in Section 2 of the Agreement.
Agreed to and accepted by, on this ____ day of ________, 2021.

                        By: _______________________________
                         Name: Michael Scarpa

Agreed to and accepted by, on this ____ day of ________, 2021.

THE CHILDREN’S PLACE, INC.

                        By: ___________________________
    Name:
    Title:
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